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                                                                     Exhibit 3.5

                           CERTIFICATE OF CORRECTION
                                       OF
               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                           NATIONWIDE ELECTRIC, INC.

          The undersigned, Nationwide Electric, Inc., a Delaware corporation (the "Corporation") does hereby adopt the following Certificate of Correction:

     I.   The name of the corporation is Nationwide Electric, Inc.

     II. The Amended and Restated Certificate of Incorporation was filed by the Secretary of State of Delaware on June 17, 1998, and said Certificate requires correction as permitted by subsection (f) of Section 103 of the General Corporation Law of the State of Delaware.

     III. The inaccuracy or defect of said Amended and Restated Certificate of Incorporation is as follows: Section 1 under the heading "GENERAL PROVISIONS RELATING TO PREFERRED STOCK" of ARTICLE IV intended to state that the Certificate of Designation, Preferences and Rights of Series A Nonvoting Convertible Preferred Stock filed with the Secretary of State of Delaware on June 11, 1998 was to continue in full force and effect and to be deemed to be incorporated into and remain part of the Amended and Restated Certificate of Incorporation, until such Series A Nonvoting Convertible Preferred Stock is eliminated by resolution adopted by the Board of Directors and filed with the Secretary of State pursuant to Section 151 of the General Corporation Law of Delaware.

     IV. Section 1 under the heading "GENERAL PROVISIONS RELATING TO PREFERRED STOCK" of ARTICLE IV of the Amended and Restated Certificate of Incorporation is correct to read as follows:

          1. The Preferred Stock may be issued from time to time in one or more series, each of such series to have such voting powers (full or limited or without voting powers), designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof as are stated and expressed herein, or in a resolution or resolutions providing for the issue of such series adopted by the Board of Directors as hereinafter provided. The Certificate of Designation, Preferences and Rights of Series A Nonvoting Convertible Preferred Stock filed with the Secretary of State of Delaware on June 11, 1998 shall continue in full force and effect and be deemed to be incorporated into and remain part of the Amended and Restated Certificate of Incorporation, until such Series A Nonvoting Convertible Preferred Stock is eliminated by resolution adopted by the Board of Directors and filed with the Secretary of State pursuant to Section 151 of the General Corporation Law of Delaware.

          IN WITNESS WHEREOF, this Certificate of Correction has been executed and acknowledged on behalf of the Corporation by its Vice President as of December 22, 1998.

                                    /s/ Frank R. Clark
                                    __________________________________
                                    Frank R. Clark, Vice President